Exhibit 99.1

Element Solutions Inc Announces Two Additions to its Board of Directors
WEST PALM BEACH, Fla., April 24, 2019 - Element Solutions Inc (NYSE:ESI) ("Element Solutions" or the “Company”) announced today that Christopher T. Fraser, former Chairman and Chief Executive Officer of KMG Chemicals, Inc, and Scot R. Benson, President and Chief Operating Officer of Element Solutions, have joined the Company’s Board of Directors.
Management Commentary
Chief Executive Officer Benjamin Gliklich said, “Chris has a remarkable, multi-decade track-record leading chemical companies and demonstrating a combination of operational excellence and prudent capital allocation to generate strong shareholder returns. His background aligns precisely with our objectives for the new Element Solutions, and we are thrilled to have him join our Board as an independent director.”
Mr. Gliklich continued, “Scot has been a strong partner to Martin and me since we launched Element Solutions and has longstanding experience with Element Solutions and its predecessors. These two additions add depth to our Board of Directors as we execute against our objectives.”
Executive Chairman Martin E. Franklin added, “Chris brings strong, relevant industry experience to Element Solutions’ Board of Directors and will be a great addition to our ranks. I am pleased to welcome him and excited for his contributions on this journey. Scot’s experience with the business and customers are great assets for us, and his voice will be welcome on the Board as well.”
Mr. Fraser has broad experience across the chemicals and materials sector. He served as Chairman of the Board of KMG Chemicals Inc. from December 2012 to November 2018 and was a director from May 2008 to November 2018. He also served as Chief Executive Officer and President of KMG Chemicals Inc. from September 2013 to November 2018. He served as the Chief Executive Officer and President of Chemical Lime Co. from 2006 to 2009. Mr. Fraser served as the President and Chief Executive Officer of OCI Chemical Corp. from 1997 to 2006. Prior to joining OCI, he held various positions of responsibility in sales, marketing, business development, operations and general management. He is currently a director at Panhandle Oil and Gas Inc. and previously served as a director at OCI Company Ltd. from 2006 to 2008, ANSAC from 1994 to 2006 and Tangoe Inc. from 2002 to 2008.
Mr. Benson joined Element Solutions’ predecessor company, MacDermid, Incorporated (“MacDermid”), in 1999 after having spent several years in the Electronic Materials industry. Prior to being appointed as President and Chief Operating Officer in January 2019, he served as President of the former Performance Solutions segment of the Company, where he led the integration of the former Alent plc businesses and the former OM Group businesses with MacDermid in 2016. His other previous roles with the Company include President of MacDermid Advanced Surface Finishes and Graphics Solutions from 2013 to 2015, and President of MacDermid Graphics Solutions from 2010 to 2013.
About Element Solutions Inc
Element Solutions Inc is a leading specialty chemicals company whose businesses formulate a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, our businesses’ innovative solutions enable customers' manufacturing processes in several key industries, including electronic circuitry, semiconductor, communication infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy. More information about the Company is available at www.elementsolutionsinc.com.
Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding Element Solutions’ objectives and future performance. These statements are based on management's estimates and assumptions with respect to future events, and are believed to be reasonable, though are inherently difficult to predict. Actual results could differ materially from those projected as a result of certain factors including, without limitation, factors included in the Company’s periodic and other reports filed with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Yash Nehete
Senior Associate, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:

Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845